Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

BY-LAWS

OF

L3HARRIS TECHNOLOGIES, INC.

L3Harris Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended, does hereby certify that Section 1 of ARTICLE III of the By-Laws of the Corporation shall hereby be amended and restated to read in its entirety as follows:

    “Section 1.    Number. Subject to the Restated Certificate of Incorporation, the Board of Directors shall consist of not less than eight nor more than fifteen members as may be determined by the Board of Directors. After any such determination, the number so determined shall continue as the authorized number of members of the Board until the same shall be changed as aforesaid. Directors need not be shareholders.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed and acknowledged on its behalf by its duly authorized officer as of this 22nd day of April, 2022.
L3HARRIS TECHNOLOGIES, INC.

By:    /s/ Scott T. Mikuen

Name:        Scott T. Mikuen
Title:        Senior Vice President,
        General Counsel and Secretary